Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Names Seasoned Food Brand Marketer Rick Suchenski as SVP of Sales and Marketing

PHOENIX, June 21, 2010 - Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty snack food marketer and manufacturer, is pleased to announce the appointment of Rick Suchenski as Senior Vice President of Sales and Marketing.

Suchenski, a 30-year industry veteran, has extensive marketing and sales experience spanning organizations such as Procter & Gamble, Frito-Lay and several small entrepreneurial beverage companies. He joins Inventure Foods after serving as General Manager for the RTD Beverage Division at Sunny Delight Beverages Co. Prior to that, Suchenski served as President and COO of The Republic of Tea.

“As we enter a period of accelerated growth and expansion, Rick brings a wealth of experience in large, consumer-centric organizations that will make him a valuable asset to Inventure’s leadership team,” said Terry McDaniel, CEO of Inventure Foods. “We are excited to leverage Rick’s extensive background in brand positioning and marketing strategy as Inventure Foods continues to capitalize on evolving customer eating habits through development of its specialty brands.”

Mr. Suchenski stated, “Inventure’s vision and innovation are opening new doors and creating tremendous new opportunities. I look forward to being part of a very exciting and growing organization, and adding my background to their already strong leadership team.”

Suchenski earned a B.A. in Political Science from Missouri State University in Springfield, MO.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods is a marketer and manufacturer of specialty brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods (tm), Rader Farms(r), T.G.I. Friday’s(r), BURGER KING(tm), Jamba(tm), Poore Brothers(r), Tato Skins(r) and Bob’s Texas Style(r). For further information about Inventure Foods visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

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Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200